EXHIBIT 99.2

January 13, 2017

Board of Directors
EarthLink Holdings Corp.
1170 Peachtree Street
Suite 900
Atlanta, GA 30309

Re:	Amendment No. 2 to the Registration Statement on Form S-4 of
Windstream Holdings, Inc. (File No. 333-214992), filed January 13, 2017 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 5, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Windstream Holdings, Inc. (“Windstream”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of EarthLink Holdings Corp. (the “Company) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of November 5, 2016, by and among Windstream, Merger Sub, Inc., a wholly owned subsidiary of Windstream, Merger Sub, LLC, a wholly owned subsidiary of Windstream, and the Company.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that Windstream has determined to include our opinion in the Registration Statement. Our opinion is not intended to, and may not, be relied on by Windstream. We hereby consent to the reference to our Opinion Letter under the captions “Summary – The Mergers – Opinions of EarthLink’s Financial Advisors – Goldman, Sachs & Co.”, “The Mergers – Background of the Mergers”, “The Mergers – EarthLink’s Reasons for the Mergers; Recommendation of the EarthLink Board of Directors” and “Opinions of EarthLink’s Financial Advisors – Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)